Exhibit 10.2
Consulting Agreement dated as of February 1, 2017 by and between Fati Elgendy and Perma-Pipe, Inc.

This Consulting Agreement ("Agreement") is entered into as of February 1, 2017 (“Effective Date”) by and between Perma-Pipe Inc., a Delaware corporation, having its principal office at 6410 West Howard Street, Niles IL 60714 or its parent company or affiliates (hereinafter referred to as "PPI"), and individual Fati A Elgendy (hereinafter referred to as "Independent Consultant” or IC").
RECITALS

WHEREAS, PPI is engaged in the manufacture, fabrication, processing and supply of insulated pipe products and have gained substantial experience in the said field.
WHEREAS, IC was an employee of PPI and after retirement desires to provide consulting services to PPI as mentioned below.

NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

1. Services

1.1	IC shall provide the following services to PPI:-

•	Identify and evaluate attractiveness of potential new markets (geographic and/or product) for PPI’s growth;

•	Develop and execute a plan for market penetration in the Middle East and North Africa;

•	Assist in the collection of outstanding receivables of PPI’s sister company Perma-Pipe Saudi Arabia Limited LLC ("PPSA");

•	Provide business development and client relationship leadership for PPI’s sister companies’ Perma-Pipe Middle East FZC ("PPME") and PPSA’s representation in the Kingdom of Saudi Arabia ("KSA");

•	Provide business development and technical support to PPI on an as-required basis;

•	Attend and speak at major business development meetings, conferences and presentations to clients;

•	Provide support for discussions of technical and specification matters between PPI and its clients; and

•	Submit to Perma-Pipe President (present - David Mansfield) monthly reports of activities and status of projects

2. Representations
2.1 IC warrants and guarantees that the services shall be performed and completed with care, skill, and diligence, in accordance with the applicable professional standards currently recognized by such profession, practices, and principles applicable to the services. PPI’s representatives shall at all times have access to the services for purposes of inspecting same and determining that the services are being performed in accordance with the terms of the Agreement. IC’s performance under the Agreement will not infringe upon or violate any intellectual property or proprietary rights of any third parties. IC acknowledges that a failure to use its best efforts to complete the services shall constitute a material breach of this Agreement.

3. Compensation
3.1 IC is expected to provide services to PPI for approximately seven hundred and twenty (720) hours during the duration of this agreement. In consideration of the foregoing, IC will receive compensation of USD Ten Thousand ($10,000) to be paid within first seven (7) days of every month.

3.2 RSU Award. IC is hereby granted an award (the "Award") of Restricted Stock Units ("RSUs") of the parent company (MFRI Inc. ("MFRI")) of PPI under the terms of the MFRI 2013 Omnibus Stock Incentive Plan, an amended ("Plan"). The number of RSUs shall be determined on the earlier of (i) January 31, 2018 or (ii) the date of an earlier Change in Control (as defined in the Plan) (the "Settlement Date"), based upon the average of the closing prices for MFRI’s common stock (the "Common Stock") on each trading day in January, 2018, in the case of a January 31, 2018 Settlement Date, or, in the case of a Settlement Date occurring due to a Change in Control, the closing price of the Common Stock on the date of such Change in Control (in either case, the "Average Stock Price"), and in either case determined in accordance with the following Table with a payout threshold at a US$10 Average Stock Price and a cap at an US$18

Average Stock Price with the number of RSUs to be interpolated between Average Stock Price value:
Average Stock Price    # Shares Awarded
$10        10,000
$12        20,000
$14        25,000
$16        30,000
$18+        35,000

The Award shall vest, and IC shall be entitled to the number of shares of Common Stock calculated in accordance with this Section 3.2, on the Settlement Date, and such shares shall be issued by MFRI within thirty days of the Settlement Date; provided, however, that (i) this Award shall immediately expire without vesting and without issuance of any shares of Common Stock or other payment, upon any termination of this Agreement prior to January 31, 2018 voluntarily by IC for any reason or PPI terminating this Agreement for a Due Cause, and (ii) any issuance of shares of Common Stock pursuant to this Award may, in MFRI’s discretion and in accordance with the terms of the Agreement and the Plan, be reduced by number of shares having a value equal to MFRI’s withholding tax obligations related to the Award.
In the event the Common Stock is no longer traded on the NASDAQ stock market on a date a closing price is required under this Section 3.2, the closing price on such date shall be deemed to be the Fair Market Value (as defined in the Plan). In the event a Change in Control results in the merger of MFRI with and into another entity or other action with results in Common Stock no longer being outstanding prior to the issuance of Common Stock under the Award, MFRI shall equitably adjust this award so that IC will receive the same consideration or value IC would have received if this award had vested and the shares of Common Stock had been issued immediately prior to such Change of Control. This Award shall otherwise remain subject to the terms, conditions and limitations of the Plan.

3.3 In addition to the above, IC shall be reimbursed at cost for reasonable and necessary travel, entertainment and office expenses incurred in the performance of the services where the expenses are supported by a submitted expense claim and associated receipts. Airline travel on flights in excess of 4 hours will be in Business Class. Mileage will be reimbursed at the rate shown in Annexure A. IC shall use the attached Annexure A for filing his expense report. IC shall have the prior written approval of PPI for any expenses under this Agreement.

4. Independent Consultant
4.1 Nothing in this Agreement shall be construed to create any employer or employee relationship between PPI and IC and at all times under this Agreement, IC shall be solely an independent consultant of PPI. Except as expressly mentioned in this Agreement, IC is not eligible to participate in any employment benefit plans or other benefits of employment available to PPI employees.

4.2 IC shall indemnify and hold PPI harmless for any taxes or claims or demands for taxes assessed or made by any taxing authority as a result of remuneration to IC.

5. Assignment of Inventions, Improvements and Developments
5.1 IC expressly agrees that all manuals, documents, computers, laptops, files, reports, studies, instruments or other materials used and/or developed, as applicable, by IC shall remain the sole property of PPI, and that IC has no right, title or interest therein. Upon termination of this Agreement, IC shall promptly deliver possession of all of said property to PPI in good condition. IC shall be provided with a PPI email address, laptop computer and cell phone to perform services under this Agreement and IC acknowledge and agrees to use the said email address, laptop computer and cell phone only for the performance of services under this Agreement.

5.2 The IC hereby assigns and agrees to assign to PPI the entire worldwide right, in all inventions, improvements and developments, patentable or unpatentable, which, during this Agreement IC shall have made or conceived or hereafter may make or conceive, either solely or jointly with others (a) with the use of PPI’s time, equipment, materials, supplies, facilities, or trade secrets or confidential business information or (b) resulting from or suggested by his work for PPI or (c) in any way relating to any subject matter within the existing or contemplated business of PPI, including, but not limited to, pre-insulated and/or secondarily contained piping systems for district heating and cooling systems, oil and gas flow lines, chemical transportation and related products and materials. All such inventions, improvements and developments shall automatically and immediately be deemed to be the property of PPI as soon as made or conceived.

This assignment includes all rights to sue for all infringements, including those which may have occurred before this assignment.

5.3 To the extent that IC’s work may not be considered the sole property of PPI, IC assigns to PPI, without the necessity of any further consideration, all of its right, title and interest in and to them. If and to the extent that IC may, under applicable law, be entitled to claim any ownership interest in the such work, IC transfers, grants, conveys and relinquishes exclusively to PPI all of its rights, title and interest under patent, copyright, trade secret, and trademark law, in perpetuity or for the longest period otherwise permitted by law.

5.4 IC shall sign, upon request, all documents necessary to vest title in any specific patent, trademark and/or copyright application to PPI. IC shall also cooperate and assist PPI in preparing, filing and prosecuting any and all patent, trademark and/or copyright applications in USA and worldwide.

5.5 This section does not apply to any inventions that IC develops without using any of PPI’s equipment, supplies, facilities, materials or information and that do not relate to PPI’s business or research, or the work IC performs for PPI.

6. Confidentiality
6.1 IC recognizes and understands that the business of PPI is worldwide in scope, extending to all of the fifty (50) states of the United States of America and many foreign countries, and that a substantial amount of the information used in PPI’s business is confidential and proprietary to PPI, and that PPI has a legitimate interest and need to maintain this information in confidence. "Confidential Information" shall mean: information disclosed to or known by IC in connection with or as a consequence of or through his employment with PPI, which is not generally known outside of PPI, and which is in fact confidential, relating to the business of PPI, including but not limited to inventions, products, machines, apparatus, molds, tools, dies, methods of manufacture, processes, compositions, formulas, drawings, blueprints, photographs, slides, motion pictures, videotapes, digital files, computer software, product specifications, trade secrets, price and discount lists, customers, customer lists, suppliers, supplier lists, personnel data, business and marketing plans, ideas, or strategies, financial performance and projections and cost data. Unless instructed or authorized in writing by PPI, the IC agrees that he will not use, publish or divulge to any unauthorized person any such Confidential Information, during or after the term of this Agreement. Upon termination of this Agreement, IC shall deliver to PPI any such Confidential Information in IC’s possession.

6.2 The parties acknowledge and agree that any breach of this section by IC will cause immediate and irreparable injury to PPI and/or its associate companies. In the event of a breach or threatened breach by IC of this section of this Agreement, the parties agree that PPI and/or its associate companies shall be entitled to equitable relief to protect its interests therein, including, but not limited to, preliminary and permanent injunctive relief. Such relief shall not preclude PPI and/or its associate companies from pursuing any other remedies available to it in equity, at law or as otherwise provided for in this Agreement.

7. Agreement not to solicit employees or customers; Non-Disparagement
7.1 During the term of this Agreement and for one (1) year thereafter (“Restricted Period”), IC shall not, without the written consent of PPI, individually or as a proprietor, partner, joint venture, stockholder, director, officer, trustee, principal agent, servant, or in any capacity whatsoever for any person, firm, partnership, limited liability company or corporation, directly or indirectly:
a) Participate in the inducement or otherwise solicit or encourage any customers or vendors of PPI to breach, modify or terminate any agreement or relationship they have with PPI;
b) Solicit for employment any employees of PPI or induce or advise any employee to leave the employ of PPI, as applicable;
c) Perform service in any capacity for (i) any current customer of PPI, or (ii) any prospective customer of PPI with which PPI or its parent company or any of its subsidiaries was in active business discussions or negotiation at any time during the six (6) months period preceding the Effective Date;
d) Perform services for any competitor of PPI or any other third party in any capacity where Confidential Information would reasonably be considered to be useful to the competitor or to such other third party to become a competitor of

PPI;
e) Except to the extent required by applicable law, participate voluntarily with or provide assistance or information to any person or entity that is involved in a potential or existing business or legal dispute with PPI;
f) In the event of a violation of any provision of this Section 7, the Restricted Period shall be extended for a period equal to the period: beginning when the activities constituting such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith;
g) IC’s right to compete has been limited only to the extent necessary to protect PPI from unfair competition. IC acknowledges that nothing herein will prevent him from becoming gainfully employed in his chosen industry. If the scope or enforceability of the restrictive covenants contained in this Agreement is disputed, a court or other tribunal may modify and enforce the covenant to the extent necessary to be reasonable under these circumstances.

7.2 During the term of this Agreement and until the expiration of the Restricted Period, (i) IC will not make, publish or communicate to any third party any defamatory or disparaging remarks, comments or statements concerning PPI or any parent or subsidiary of PPI (each an "PPI Group Company"), or any officer or director of PPI Group Company and (ii) no PPI Group Company or any officer or director of PPI Group Company shall make, publish or communicate to any third party any defamatory or disparaging remarks, comments or statements concerning IC.

8. Term and Termination
8.1 This Agreement shall come into force from the Effective Date and will expire on January 31, 2018. Either party may terminate this agreement with Due Cause, without penalty and without liability for damages as a result of such termination. In the event of such termination, PPI shall be liable only for compensation as a result of the services actually rendered by IC prior to the date of termination.

8.2 Upon termination of this Agreement by IC without Due Cause, PPI shall be liable only for compensation as a result of the services actually rendered by IC prior to the date of termination. Upon termination of this Agreement by PPI without Due Cause, PPI shall be liable to pay to IC the monthly compensation until the expiry date of the Agreement. Any termination by parties without Due Cause shall be accompanied by a ninety (90) days’ notice before such termination. Sections 5, 6, 7, 9, 10 and any other section(s) that should survive shall survive any termination of this Agreement and IC may be held liable for any and all violations of such provisions during or after the termination of this Agreement.

8.3 For purposes hereof, "Due Cause" means (a) a material breach of any of IC’s obligations hereunder (it being understood that any breach of the provisions 2, 5, 6 and 7 shall be considered material); (b) that the IC has been convicted of, plead guilty to or admitted taking part in any felony or with any lesser crime or offense involving moral turpitude; or (c) a good faith determination by PPI that IC is guilty of fraud, embezzlement, dishonest, or other willful or malicious acts of misconduct.

9. Release
9.1 Representation. IC represents, warrants and agree that it has not filed any claims, appeals, complaints, charges or lawsuits against PPI, its affiliates or any of their respective employees, officers, directors, shareholders, agents and representatives (collectively, the "Released Parties") with any governmental agency or court and that IC will not file or permit to be filed or accept benefit from any claim, complaint or petition filed with any court by IC or on its behalf at any time; provided, however, this shall not limit IC from filing an action for the sole purpose of enforcing its rights under this Agreement. Further, IC represent and warrant that no other person or entity has any interest in, or assignment of, any claims or causes of action IC may have against any Released Parties and which IC now release in their entirety.
9.2 Release. IC agrees to release, acquit and discharge and do hereby release, acquit and discharge PPI, its affiliates, and all Released Parties, collectively and individually, from any and all claims and from any and all causes of action, of any kind or character, whether now known or not known, IC may have against any of them, except that the parties agree that IC release, acquittal and discharge shall not relieve PPI from its obligations under this Agreement.

10. General Provisions
10.1 This Agreement may be modified only by written consent of the parties.

10.2 IC shall not subcontract, assign, subrogate or transfer any interest, obligation or right under this Agreement without the prior written consent from PPI.

10.3 IC submits to the jurisdiction of, and this agreement shall be governed by the laws of the State of Illinois, without any regard to its conflict of laws principles. Venue and jurisdiction (personal as well as subject matter jurisdiction) for any action arising out of this Agreement shall be the courts of Cook County in Chicago, Illinois.

10.4 Neither party shall, by the mere lapse of time, without giving notice or taking other action, be deemed to have waived any of their rights under this Agreement. No waiver of a breach of this Agreement shall constitute a waiver of any prior or subsequent breach of this Agreement.

10.5 Notice (email, fax or mail) shall be provided to the parties at the following addresses:

Attn: Mr. David Mansfield                Attn: Mr. Fati Elgendy
Perma-Pipe Inc.                        195 Waukegan ST.
6410 West Howard Street                Apt 245
Niles IL 60714                         Glenview, IL 60025
Ph: 847-929-1800                    Ph: 847-910-1931
Email: david.mansfield@mfri.com            Email: thermo6247@gmail.com
Fax: 847-470-1204

10.6 If there is any conflict between a part of this Agreement and any present or future law or regulation, the part of this Agreement that is affected shall be curtailed only to the extent necessary to bring it within the requirements of the law or regulation.

10.7 Both parties acknowledge that they will be responsible for paying their own legal costs including any and all attorney's fees which they may incur in an effort to enforce any provision(s) of this Agreement.

10.8 The headings in this Agreement are for convenience purposes only and have no substantive effect.

10.9 The provisions of this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior agreements or understandings pertaining to said subject matter. Further, the parties acknowledge that there are no prior or contemporaneous oral or written representations, promises or agreements not expressed or referred to herein.

10.10 By executing this Agreement, IC expressly represents that he is knowingly and voluntarily entering into said agreement and that he has read it, fully understands all its provisions and terms and has had the opportunity (whether exercised or not) to consult with legal counsel regarding it.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have set their hands and seals and have caused this Agreement to be executed the day and year indicated above.

PERMA-PIPE INC.                        FATI A. ELGENDY

By: /s/ David Mansfield                        By: /s/ Fati Elgendy

Name: David Mansfield

Title:     CEO